                        SECURITIES AND ECHANGE COMMISSION
                             Washington, D.C. 20549


                                 ---------------


                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) September 1, 1998
                                                 -----------------


                               Alpha Microsystems
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)



California                          0-10558                    95-3108178
--------------------------------------------------------------------------------
(State or other jurisdiction      (Commission                (IRS Employer
 of incorporation)                File Number)             Identification No.)



             2722 South Fairview Street, Santa Ana, California 92704
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (714) 957-8500
                                                           --------------

                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
        ------------------------------------------------------------------

        (a) Financial Statements of Business Acquired

           - Audited Consolidated Financial Statements of Delta CompuTec Inc for the years ended October 31, 1997, 1996, 1995, except balance sheet for 1995

           - Unaudited Consolidated Financial Statements of Delta CompuTec Inc for the three and six months ended April 30, 1998, except cash flows for the three month periods

        (b) Pro Forma Financial Information

           - Unaudited Pro Forma Condensed Combined Balance Sheet as of May 24, 1998

           - Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended May 24, 1998

           - Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended February 22, 1998

           -   Notes to Unaudited Pro Forma Condensed Combined Financial
               Statements

        (c) Exhibits

            10.1    Employment Agreement by and between the Registrant and John
                    T. DeVito dated September 1, 1998.

            10.2 Amended and Restated Employment Agreement by and between the Registrant and Douglas J. Tullio dated September 1, 1998.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 5, 1998                            ALPHA MICROSYSTEMS

                                                 By: /s/ Douglas J. Tullio
                                                     ---------------------------
                                                     Douglas J. Tullio
                                                     President and Chief
                                                     Executive Officer

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of
     Delta Computec Inc.
Rochester, New York

        We have audited the accompanying consolidated balance sheets of Delta Computec Inc. and subsidiaries as of October 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' investment (deficit) and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and preform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Delta Computec Inc. and subsidiaries as of October 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.


                                                  /s/ DELOITTE & TOUCHE


Rochester, New York
January 9, 1998

                              DELTA COMPUTEC INC.
                              -------------------
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                           OCTOBER 31, 1997 AND 1996
                           -------------------------

                                    ASSETS
                                    ------

                                                        1997         1996
                                                        ----         ----
CURRENT ASSETS:
Cash                                              $   18,944   $   50,891
Accounts receivable, less allowance for
 doubtful accounts of $124,199 and $263,808
 in 1997 and 1996, respectively                    1,673,643    2,634,039
Inventories                                          869,049      816,939
Prepaid expenses and other current assets            132,327      442,549
                                                  ----------   ----------

Total current assets                               2,693,963    3,944,418

FIELD SPARE PARTS, less accumulated
 amortization of $ 769,322 and $ 216,746
 in 1997 and 1996, respectively                    2,756,169    2,546,133

PROPERTY AND EQUIPMENT:
 Vehicles                                             74,614       74,614
 Office furniture & equipment                        229,564      228,311
 Technical equipment                                 131,893      131,848
 Purchased Software                                   56,405       32,472
 Leasehold improvements                               71,092       60,072
                                                  ----------   ----------
                                                     563,568      527,317

Less: accumulated depreciation
      and amortization                               369,784      291,751
                                                  ----------   ----------
Property and equipment, net                          193,784      235,567

DEFERRED INCOME TAXES NON-CURRENT                    150,000      150,000

OTHER ASSETS:
 Goodwill, less accumulated amortization of
 $333,966 and $286,256 in 1997 and 1996,
 respectively                                        143,128      190,837
 Other                                                89,185      104,431
                                                  ----------   ----------
   Total other assets                                232,313      295,268
                                                  ----------   ----------

   Total assets                                   $6,026,229   $7,171,386
                                                  ==========   ==========


                See notes to consolidated financial statements.

                              DELTA COMPUTEC INC.
                              -------------------
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                           OCTOBER 31, 1997 AND 1996
                           -------------------------

                     LIABILITIES AND SHAREHOLDERS' DEFICIT
                     -------------------------------------

                                                         1997          1996
                                                         ----          ----
CURRENT LIABILITIES:
 Accounts payable                                 $ 1,805,342   $ 2,526,884
 Current portion of long-term debt                          -        75,000
 Due to shareholder                                         -             -
 Deferred service revenue                           1,413,135     2,131,491
 Accrued expenses:
  Accrual for discontinuance of operations                  -       102,375
  Payroll and payroll taxes                           282,764       176,959
  Sales taxes payable                                 210,197       499,782
  Interest                                             64,658        96,563
  Other                                               214,281       310,282
                                                  -----------   -----------

  Total current liabilities                         3,990,377     5,919,336


LONG-TERM DEBT                                        750,000       750,000
DUE TO SHAREHOLDER                                  2,865,000     2,655,461
SUBORDINATED DEBENTURES                               600,001       600,001

COMMITMENTS   (Note 6)                                      -             -


SHAREHOLDERS' DEFICIT:
 Preferred shares, $ .01 par value;
 shares authorized 5,000,000 shares;
 issued and outstanding:                                    -             -
 none in 1997 and in 1996
 Common shares, $ .01 par value;
 shares authorized 20,000,000 shares; issued and
 outstanding: 18,252,050 in 1997 and 6,811,575
 in 1996                                              182,521        68,116
 Additional paid-in capital                         4,801,698     4,916,093
 Accumulated deficit                               (7,163,368)   (7,737,621)
                                                  -----------   -----------
 Total shareholders' deficit                       (2,179,149)   (2,753,412)
                                                  -----------   -----------
 Total liabilities and shareholders' deficit      $ 6,026,229   $ 7,171,386
                                                  ===========   ===========



                 See notes to consolidated financial statements.

                              DELTA COMPUTEC INC.
                              -------------------
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------
              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995
              ---------------------------------------------------

                                            1997          1996         1995
                                            ----          ----         ----
REVENUES:
 Service revenues                    $12,299,133    $10,911,153   $ 8,965,335
 Equipment sales                       1,077,001      1,302,780     1,326,935
                                     -----------    -----------   -----------
  Total revenues                      13,376,134     12,213,933    10,292,270

COSTS AND OPERATING EXPENSES:
 Service costs                         8,400,639      7,524,523     6,569,363
 Cost of equipment sold                  836,848      1,155,711     1,301,499
 Selling, general and administrative   3,005,243      2,878,456     2,255,858
                                     -----------   ------------   -----------
  Total costs and operating expenses  12,242,730     11,558,690    10,126,720

OTHER INCOME (EXPENSE), NET:
 Interest expense                       (423,211)       (87,241)    (142,550)
 Writedown of other assets                     -              -     (284,961)
 Other, net                               18,202              -        1,459

  Total other (expense)                 (405,009)       (87,241)    (426,052)

EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES
 AND EXTRAORDINARY GAIN                  728,395       568,002     (260,502)
 INCOME TAXES(BENEFIT)                    36,000         7,489     (130,000)
                                     -----------   -----------    ----------
EARNINGS (LOSS) FROM CONTINUING
 OPERATIONS BEFORE EXTRAORDINARY GAIN    692,395       560,513     (130,502)

EXTRAORDINARY GAIN                             -       455,384            -
                                     -----------   -----------    ---------
EARNINGS (LOSS) FROM
CONTINUING OPERATIONS                    692,395     1,015,897     (130,502)

LOSS FROM DISCONTINUED OPERATIONS:
  Loss from operations                         -    (1,741,112)  (3,632,417)
  Loss on disposal                      (118,142)     (102,375)           -
  Income taxes                                 -             -   (1,333,000)
                                     -----------   -----------    ---------
  Net loss from discontinued
   operations                          (118,142)    (1,843,487)  (4,965,417)

NET EARNINGS (LOSS)                   $  574,253    $ (827,590) $(5,095,919)

EARNINGS (LOSS) PER COMMON SHARE:
 CONTINUING OPERATIONS                     $ .05        $  .08       $ (.02)
 EXTRAORDINARY ITEM                            -           .07            -
 DISCONTINUED OPERATIONS                    (.01)         (.27)        (.73)
                                            ----           ---          ---
  LOSS                                     $ .04        $ (.12)      $ (.75)
                                             ===           ===          ===


                 See notes to consolidated financial statements.

                               DELTA COMPUTEC INC.
                               -------------------
    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' INVESTMENT (DEFICIT)
    ------------------------------------------------------------------------
               FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995
               ---------------------------------------------------



                                                --- Common   Stock ---                                Total
                                                                        Additional                 Shareholders
                                                                         Paid-in     Accumulated    Investment
                                                 Shares       Amount     Capital       Deficit      (Deficit)
                                               ----------    --------   ----------   -----------   -----------
                         `
Balance, November 1, 1994...................    6,811,575    $ 68,116   $4,916,093   $(1,814,112)  $ 3,170,097

Net loss fiscal 1995........................            -           -            -    (5,095,919)   (5,095,919)
                                               ----------    --------   ----------   -----------   -----------
Balance, October 31, 1995...................    6,811,575      68,116    4,916,093    (6,910,031)   (1,925,822)

Net loss fiscal 1996........................            -           -            -      (827,590)     (827,590)
                                               ----------    --------   ----------   -----------   -----------
Balance, October 31, 1996...................    6,811,575      68,116    4,916,093    (7,737,621)   (2,753,412)

Exercise of stock option....................   11,440,475     114,405     (114,395)            -            10

Net earnings fiscal 1997....................            -           -            -       574,253       574,253
                                               ----------    --------   ----------    ----------   -----------
Balance, October 31, 1997...................   18,252,050     182,521    4,801,698    (7,163,368)   (2,179,149)
                                               ==========    ========   ==========    ==========   ===========


                 See notes to consolidated financial statements.

                                DELTA COMPUTEC INC.
                                -------------------
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                       -------------------------------------
                FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995
                ---------------------------------------------------



                                                       1997        1996       1995
                                                       ----        ----       ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings (loss)                                $ 574,253  $ (827,590)$(5,095,919)
 Adjustments to reconcile net earnings (loss)
  to net cash provided by operating activities:
   Extraordinary gain                                       -    (455,384)          -
   Accrual for loss on discontinued operations       (102,375)    102,375           -
   Depreciation & amortization                        685,319   1,403,632   1,538,204
   Deferred income taxes                                    -           -   1,202,000
   Accounts receivable                                960,397   2,116,373     712,144
   Inventories                                        (52,110)    864,866     519,534
   Accounts payable & accrued expenses               (743,645) (1,351,299)  1,284,493
   Deferred service revenue                          (718,356)    466,783    (118,530)
   Other - net                                         20,637    (226,441)    168,523
                                                    ---------  ---------- -----------
   Net cash provided by operating activities          624,120   2,093,318     210,449
                                                    ---------  ---------- -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment                  (36,252)    (37,133)   (292,441)
 Additions to field spare parts                      (762,611) (1,044,973)   (536,310)
 Decrease in intangible assets                          8,245           -           -
                                                    ---------  ---------- -----------
   Net cash (used) by investing activities           (790,618)  1,082,106    (828,751)
                                                    ---------  ---------- -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from shareholder loans, net                 209,539     539,130     571,670
 Net (repayment) borrowings from note
  payable to bank                                           -  (1,488,295)     66,136
 Proceeds from sale of common shares                       10           -           -
 Repayments on debt                                   (75,000)    (30,969)    (12,500)
                                                    ---------  ---------- -----------
  Net cash (used)/provided by
   financing activities                               134,549    (980,134)    625,306
                                                    ---------  ---------- -----------

NET INCREASE (DECREASE) IN CASH                       (31,948)     31,078       7,004
CASH - beginning of year                               50,891      19,813      12,809
                                                    ---------  ---------- -----------
CASH - end of year                                  $  18,943  $   50,891  $   19,813
                                                    =========  ========== ===========



                 See notes to consolidated financial statements.


SUPPLEMENTAL NONCASH FINANCING TRANSACTION

During 1996, the Company restructured its note payable to the bank resulting in a non-cash reduction in the note payable, such reduction totaling $1,544,661, and a corresponding increase in the amount due to its principal shareholder.

                               DELTA COMPUTEC INC.
                               -------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
               FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995
               ---------------------------------------------------


(1)  General  Description  Of Business  and Summary  Of Significant  Accounting
     --------------------------------------------------------------------------
     Policies
     --------

     Description of Business
     -----------------------

     The Company, by itself and through its wholly-owned subsidiary, SAI Delta, Inc. ("SAI/Delta"), provides a wide array of Computer System, Data Communication and Lan/Wan technical services and products to a customer base which encompasses many industries and geographic locations. (See Note 2 below regarding the Company's Intronet Division and the closing of this operation which was completed in December, 1996). The Company's customer base includes large brokerage houses, banks, pharmaceutical companies, major hospitals and long distance carriers, located principally in the Northeast but reaching as far as Florida and the West Coast. Technical services offered include, but are not limited to, design, product procurement, installation, service, maintenance and on-site technical management and consulting.

     Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Delta Data Net, Inc. ("Data Net"), (see
     Note 2), and SAI/Delta. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Basis of Presentation
     ---------------------

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company had net earnings in Fiscal 1997. However, the Company incurred net losses in Fiscal 1996 and 1995, had a working capital deficit and a stockholders' deficit of $1,296,414 and $2,179,149, respectively, as of October 31, 1997 and was in default under certain loan agreements as of October 31, 1997. (See Note 3). In view of the losses incurred in Fiscal 1996 and 1995 and related cash flow difficulties, management initiated certain actions designed to return the Company to its core business and profitability. Among these actions were: (1) cost reductions associated with the centralization of operations in its Teterboro, New Jersey location; (2) termination of operations of the Data Net subsidiary; (3) the decision to terminate operations of the Intronet Division, substantially accomplished at October 31, 1996, followed by the closing of its office in December, 1996; (4) restructuring of its primary lending relationship; (5) negotiation of a buy-out and settlement of a debenture; (6) obtaining of an extension until November 1, 1998 in its lending arrangement with its lenders; and (7) renegotiation of its lending agreement with its commercial lenders whereby the maximum loan amounts have been increased for the period October 1 through December 31, 1997 and January 1 through June 30, 1998. These actions have resulted in the realization of management's plan to improve profitability in the Company's core business and increase cash flows in Fiscal 1997, enabling the Company to maintain operations.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications
     -----------------

     Certain reclassifications have been made to the prior years' financial statements in order to conform to the current year's presentation.

     Property and Equipment
     ----------------------

     Property and equipment are stated at cost and are depreciated using the straight-line method based on estimated useful lives which are as follows:

                                                            Estimated
                              Description                   Useful Life
                              -----------                   -----------

                    Technical equipment                     5 -  7 years
                    Office furniture and equipment          3 -  7 years
                    Vehicles                                2 -  3 years
                    Purchased software                      2 -  3 years
                    Leasehold improvements                  5 - 10 years

     Maintenance and repairs are charged to expense as incurred. The cost of renewals or improvements that increase the useful lives of the assets is capitalized in the appropriate asset account. The gain or loss on property retired or otherwise disposed of is credited or charged to operations and the cost and accumulated depreciation are removed from the accounts.

     The Company regularly assesses all of its long-lived assets for impairment and recognizes a loss when the carrying value of an asset exceeds its fair value.

     The Company determined that no impairment loss need be recognized for applicable assets in Fiscal 1997 or 1996.

     Inventories
     -----------

     Inventories represent computer equipment and peripherals held for resale in the normal course of business and consumable field spare parts. These inventories are recorded at the lower of cost (first-in, first-out) or market.

     Field Spare Parts
     -----------------

     Field spare parts are stated at cost and are amortized using the straight-line method over an estimated useful life of 5 years beginning in the year after acquisition.

     Goodwill
     --------

     Goodwill, representing the excess of the cost of acquired businesses over the fair value of net assets acquired, is generally amortized on a straight-line basis over periods ranging from ten to twenty years. On an ongoing basis, the Company assesses impairment of such assets by reviewing the operating performance of the underlying business or customer relationships. In Fiscal 1995, this assessment resulted in recording additional amortization expense of approximately $505,000 relating to such impairment, $330,164 of which is included in the Fiscal 1995 Loss From Discontinued Operations.

     Deferred Service Revenue
     ------------------------

     Service revenue is recognized ratably over the contract period. Deferred service revenue represents billings in advance of the service period.

     Revenue Recognition
     -------------------

     Service revenues: Contract service revenue is recognized ratably over the contractual period or as services are provided. Revenue from service rendered on a "time and materials" basis is recognized in the period the work is performed.

     Equipment sales: Revenue from equipment sales and the related cost of sales are recognized when title to the equipment passes. Component repair revenue and related costs are recognized upon completion of the repair.

     Income Taxes
     ------------

     Income taxes are recognized for the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequence of events that have been recognized in the Company's consolidated financial statements or tax returns.

     Earnings Per Share
     ------------------

     Earnings per common and common equivalent share are computed based upon the weighted average of common shares outstanding during each year adjusted for dilutive outstanding stock options and warrants using the Treasury Stock Method. Weighted average shares outstanding for the years ended October 31, 1997, 1996 and 1995 totalled 14,741,548, 6,811,575 and 6,811,575, respectively.

     New Accounting Standards Pronouncements
     ---------------------------------------

     1. EARNINGS PER SHARE
        ------------------

     In March, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". The new standard requires dual presentation of basic and diluted earnings per share (EPS) on the face of the statement of operations and requires a reconciliation of the numerators and denominators of basic and diluted EPS calculations. The statement will be effective for periods ending after December 15, 1997. Early adoption of the statement is not permitted. The Company is currently evaluating what impact the adoption of this standard will have on its disclosures.

     2. Comprehensive Income
        --------------------

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and disclosure of comprehensive income and its components in financial statement format and is effective for financial statements for fiscal years beginning after December 15, 1997. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Items considered comprehensive income include foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. In the opinion of management, SFAS No. 130 will not have a material effect on the Company's financial statements.

     Concentration of Credit Risk
     ----------------------------

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. The Company's top ten customers accounted for approximately 65% of its total revenues in Fiscal 1997, and one of these customers accounted for approximately 12% of total revenues in Fiscal 1997. The Company does not require collateral or other security to support customers' receivables.

(2)  Discontinued Operations
     -----------------------

     As part of the Company's strategy of concentrating its focus on its core business, Data Net terminated its business operations on March 8, 1996. Prior to this termination, Data Net was in the business of the sale and distribution of hardware and test equipment and the sale and assembly of cables used in data communications applications.

     In November, 1994, the Company acquired substantially all of the operating assets of Intronet, Inc. These assets were acquired in exchange for $337,000 in cash and the assumption of approximately $588,000 in liabilities of Intronet, Inc. Subsequent to the acquisition and prior to the termination of operations of the Intronet Division, the Intronet Division designed, installed and supported advanced computer networks with emphasis in large company and industrial facilities requiring network hubbing integrated with fiber and copper cabling. In the fourth quarter of Fiscal 1996, management decided to terminate operations of the Intronet Division, which was substantially accomplished at October 31, 1996, followed by the closing of its office in December, 1996.

     A loss of $118,142 on disposal of these discontinued operations was recorded during the fiscal year ended October 31, 1997. A provision of $1,843,487 for the loss on disposal of these discontinued operations was recorded during the fiscal year ended October 31, 1996, consisting of a $1,741,112 loss from operations and a $102,375 loss on disposal. Due to the Company's accumulated deficit position, there was no tax benefit recorded.

     The Company's operating results for all periods presented reflect continuing operations, comprising the core business of providing computer system, data communication and Lan/Wan technical services and products. Interest expense allocated to discontinued operations for the fiscal years ended October 31, 1996 and 1995 represents an allocation of corporate interest expense and amounts directly related to the discontinued businesses. The allocation of corporate interest expense was based, in part, on a ratio of the net assets of the discontinued operations to the sum of the consolidated net assets and consolidated debt, adjusted accordingly. Amounts allocated for interest in Fiscal 1996 and 1995 totalled $367,892 and $299,585, respectively. Interest expense for the fiscal year ended October 31, 1997, while almost wholly related to the losses incurred in discontinued operations in prior fiscal years, was absorbed in its entirety by the Company's core operations. Revenues from discontinued operations were $3,996,507 and $20,064,694 in Fiscal 1996 and 1995, respectively. There were no remaining net assets of the discontinued operations at October 31, 1997. However, additional expenses were incurred in Fiscal 1997 above the amounts accrued in Fiscal 1996 related to the discontinued operations.

(3)  DEBT AND DEBT DUE TO SHAREHOLDER
     --------------------------------

     Long-term debt and Debt Due to Shareholder consist of the following at October 31:

                                                            1997        1996
                                                            ----        ----
       Due to shareholder                            $ 2,865,000 $ 2,655,461
       Term loan, due in full on October 10, 2001
         with interest payable monthly at prime plus
         1.0%, collateralized by field spare parts
         (the "Term Loan")                               750,000     750,000
       Notes payable                                           -      75,000
                                                     ----------- -----------
                                                     $ 3,615,000 $ 3,480,461

       Less: Current portion                                   -      75,000
                                                     ----------- -----------
                                                     $ 3,615,000 $ 3,405,461
                                                     =========== ===========

     On October 10, 1996, the Company restructured the note payable to its bank, which totalled $2,294,661 at that time. The bank, National Canada Finance Corp. ("NCFC") was also its then primary lending institution. A portion of the note payable to NCFC plus related fees and expenses, aggregating $1,544,661, was assumed by the Company's principal stockholder, Joseph M. Lobozzo II ("Lobozzo"), and the balance of the loan, in the amount of $750,000, was restructured as a Term Loan. The Company has an Amended and Restated Credit Agreement with Lobozzo (the "Lobozzo Credit Agreement", as amended and as restated, which provides for the "Lobozzo Loan"), which provides that: (1) the maximum amount was increased from $2,550,000 to $2,950,000, and (a) from October 1, 1997 through December 31, 1997, up to $3,650,000, and (b) from January 1, 1998 through June 30, 1998, up to $3,350,000, provided, as to the maximum loan amounts in (1), (a) and (1),
     (b), respectively, that the Company meets its Operating Budget Targets as agreed between the Company and its Board of Directors; (2) the interest rate is 1.75% above the prime lending rate; (3) the borrowing base shall be equal to 100% of the eligible receivables from and after June 7, 1997 and 130% for those receivables which existed at June 6, 1997; (4) certain financial covenant obligations with which the Company was in default under its prior loan from NCFC were removed; (5) all assets of the Company, other than field spare parts, were pledged as collateral for the Lobozzo Loan with the pledged field spare parts being subordinated to the prior pledge under the Term Loan; (6) for any loans provided in excess of the available Borrowing Base, as defined in the Lobozzo Credit Agreement, the interest rate is 5 percentage points above the prime lending rate; and (7) payment is due on June 30, 1998. In January, 1998, the lending agreement with its commercial lenders was further amended to extend the terms of the lending agreement from June 30, 1998 to November 1, 1998. A copy of the amendment is annexed as Exhibit B to this Form 10-K Report. In January, 1998, the Lender executed a waiver (the "January 1998 Waiver"), a copy of which is annexed as Exhibit C to this Form 10-K Report, whereby the Lenders waived any non-compliance by the Company with certain provisions of the First Restated Credit Agreement, including Section 2.1 relating to maximum loan amounts, borrowing amounts not supported by Eligible Receivables or borrowing amounts permitted only if Operating Budget Targets are met, without meeting those targets.

     As of October 31, 1997 and October 31, 1996, there were principal balances of $2,865,000 and $2,255,461, respectively, outstanding under the Lobozzo Loan, both of which balances included advances totaling $633,600 ("Overline Advances") received from Lobozzo prior to the loan restructuring referred to above.

     The agreement underlying the Term Loan requires the Company to maintain a ratio of field spare parts to outstanding indebtedness of at least 2.5 to
     1. The Company has been in compliance with this ratio requirement for all periods since inception of the loan restructuring. Lobozzo has pledged 480,000 of the Company's common shares owned by him as additional collateral for the Term Loan. Agreements have been made to provide NCFC with additional equity in the Company (up to 17.5% of the Company's issued and outstanding common shares) under certain circumstances. In February, 1997, Lobozzo transferred to his spouse, Joanne M. Lobozzo ("Joanne Lobozzo") half of his interest in the Lobozzo Loan and Lobozzo and Joanne Lobozzo are collectively referred to as the "Lender" under the Lobozzo Credit Agreement.

     In addition, as of October 31, 1996, the Company was obligated to Lobozzo in the principal amount of $400,000 as a result of a May, 1995 Lobozzo Commitment (the "Lobozzo Commitment") in the original amount of $400,000 to provide additional financing to the Company (collectively with the amount to be loaned by NCFC, the "Overadvance Facility"). In connection with the agreement whereby Lobozzo provided the Lobozzo Commitment, the Company issued a May, 1995 Option Agreement entitling Lobozzo to purchase 11,440,475 of the Company's common shares for an aggregate exercise price of $10. In February, 1997, the May, 1995 Option Agreement, as amended and restated, was exercised in full by the principal shareholder and by Joanne Lobozzo, and 11,440,475 common shares were issued, of which 5,720,238 common shares were issued to Lobozzo and 5,720,237 common shares were issued to Joanne Lobozzo. As a result of this transaction, Lobozzo and Joanne Lobozzo are both now control persons of the Registrant. In May, 1997, the principal balance outstanding on the Lobozzo Commitment was paid in full, and the documents upon which it was based were terminated. Interest paid was as follows for the fiscal years ended October 31:

                      1997             1996              1995
                      ----             ----              ----
                   $ 471,385        $ 405,869         $ 550,799

     Interest paid to Lobozzo and Joanne Lobozzo for Fiscal 1997, and to Lobozzo for Fiscal 1996 and 1995, was $401,797, $102,625 and $40,533, respectively.

(4)  SUBORDINATED DEBENTURES
     -----------------------

     In November, 1992 the Company and Data Net jointly issued an 8% subordinated debenture in the face amount of $475,000 due October 31, 1997 to the sellers ("the Sellers") of the assets acquired by Data Net on November 1, 1992. As of October 31, 1996, the Sellers agreed to sell the entire principal balance of the 8% subordinated debenture, together with accrued interest of $55,384, to the Company for $75,000. This transaction, which resulted in a $455,384 gain on purchase of debt, is reflected in the Fiscal 1996 operating results as an extraordinary gain.

     The Company also has guaranteed an 8% subordinated debenture of Data Net in the face amount of $600,001, as restated, to Lobozzo and Joanne Lobozzo (the "Lobozzo Debenture"). The Lobozzo Debenture was due in annual installments of $200,000 commencing January 31, 1996 and was issued in connection with an option agreement entitling Lobozzo to purchase 1,304,350 shares of the Company's common shares at an exercise price of $.46 per common share. The Restated Lobozzo Debenture and the Restated 1992 Lobozzo Option Agreement were later further restated in February, 1997 when Lobozzo transferred to Joanne Lobozzo half of the Restated Lobozzo Debenture and the Restated 1992 Lobozzo Option Agreement, and those documents have been reissued as the "Second Amended and Restated Lobozzo Debentures" and the "Second Amended and Restated Lobozzo Option Agreements" (ee Item 13, "Certain Transactions - Lobozzo Transactions"). No payments of principal have been made on the Second Amended and Restated Lobozzo Debentures, and the Second Amended and Restated Lobozzo Option Agreements remain unexercised as of the date of this Form 10-K Report. The Second Restated Lobozzo Debentures provided, with respect to each of the two debentures, that $300,000.50 (an aggregate of $600,001) would be paid in full on January 31, 1998. In January, 1998, the two Second Amended and Restated Lobozzo Debentures were further amended to provide, with respect to each of the two debentures, that $300,000.50 (an aggregate of $600,001) would be paid in full on January 31, 1999. Copies of the two amended Second Amended and Restated Lobozzo Debentures are annexed as Exhibits D and E to this Form 10-K Report.

(5)  INCOME TAXES
     ------------

     The components of the income tax provision (benefit) are as follows:

                                                  Year Ended October 31
                                                  ---------------------

                                              1997        1996        1995
                                              ----        ----        ----
             Current:
             Federal                       $11,000      $    -  $        -
             State                          25,000       7,489       4,000

             Deferred:
             Federal                             -           -   1,199,000
             State                               -           -           -
                                           -------      ------  ----------
                                           $36,000      $7,489  $1,203,000
                                           =======      ======  ==========

     The income tax provision (benefit) is allocated as follows:


                                                  Year Ended October 31
                                                  ---------------------

                                             1997         1996         1995
                                             ----         ----         ----

          Income taxes related
           to continuing operations       $36,000       $7,489   $ (130,000)
          Income taxes related
           to discontinued operations           -            -    1,333,000
                                          -------       ------   ----------
          Total income taxes              $36,000       $7,489   $1,203,000
                                          =======       ======   ==========


     A reconciliation of the income tax provision (benefit) with tax at the effective federal statutory rate is as follows:

                                                Year Ended October 31
                                                ---------------------

                                             1997         1996          1995
                                             ----         ----          ----

     Federal provision (benefit)
      based on statutory tax rate       $ 214,000     $(279,000)  $(1,324,000)
     Permanent book-to-tax
      differences:
     Goodwill amortization                 16,000        16,000      195,000
     Other permanent items                (72,000)      (17,000)     (74,000)
     Increase (decrease) in
      valuation allowance for
      deferred taxes                     (138,000)      282,000    2,376,000
     State provision net of
      federal tax effect                   16,000         5,489       30,000
                                        ---------     ---------   ----------
                                        $  36,000     $   7,489   $1,203,000
                                        =========     =========   ==========

     The components of the net deferred tax assets as of October 31 were as follows:

--------------------------------------------------------------------------
                                            1997        1996         1995
--------------------------------------------------------------------------

Nondeductible inventory reserves      $   65,000 $    75,000  $   228,000
Nondeductible bad debt reserves           42,000      90,000      121,000
Nondeductible discontinued
 operations reserves                           -      35,000            -
Tax loss carryforwards                 2,225,000   2,461,000    1,898,000
Accelerated book amortization
 of field spare parts                    262,000      74,000      200,000
Investment tax credit carryforward       111,000     111,000      111,000
Other                                      3,000           -        6,000
Less allocable valuation allowance    (2,558,000) (2,696,000)  (2,414,000)
                                     ----------- -----------  -----------

Total                                $   150,000 $   150,000  $   150,000
                                     =========== ===========  ===========
--------------------------------------------------------------------------

     At October 31,1997 the Company has recorded a deferred tax asset of approximately $2,225,000 reflecting the benefit of approximately $6,544,000 in loss carryforwards, which expire in varying amounts between 2001 and 2011. Realization of this and other deferred assets is dependent on generating sufficient taxable income in future periods. Management believes that sufficient future income will exist to allow utilization of $150,000 of the deferred tax asset.

     Income taxes paid were as follows for the fiscal years ended October 31:

                              1997       1996      1995
                              ----       ----      ----
                              7,958      7,489    16,359


(6)  Commitments
     -----------

     Operating Leases
     ----------------

     The Company leases office space under various operating lease agreements expiring through 2001. Net rental expense under these agreements was as follows for the years ended October 31:

                                        1997         1996      1995
                                        ----         ----      ----
               Rental expense        $329,109      $397,009  $427,473
               Sub-lease income       (41,120)      (20,560)        -
                                     --------      --------  --------
               Net Rental expense    $287,989      $376,449  $427,473

     As of October 31, 1997, the minimum future payments under non-cancelable operating leases with initial or recurring terms for the next four years is summarized as follows:

            Fiscal Year                        Amount
            -----------                       --------
            1998...................           $307,014
            1999...................           $317,440
            2000...................           $307,440
            2001...................           $176,782


(7)  Stockholders' Investment
     ------------------------

     Incentive Stock Option Plan -

     The Company has an incentive stock option plan under which options to purchase up to 600,000 of the Company's common shares may be granted to key employees. Such options expire five years from the date of grant. The Company has adopted the disclosures-only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly no compensation cost, if required, would have been recognized for the Stock Option Plan as it relates to employees. However, because the various prices at which the applicable incentive stock options are exercisable are, and have been, in excess of the market price of the Company's common shares at October 31, 1996 and 1997, there would have been no compensation cost for the Company's stock option plan, as would have been determined based on the fair value at the date of grant for awards consistent with the provisions of SFAS No. 123. Accordingly, the Company's net earnings and net earnings per common and common share equivalents would not have been affected by the provisions of SFAS No.
     123.

     The exercise price shall not be less than the fair market value of the shares on the date of grant. The following summarizes the activity of the stock options under the plan as of October 31.

                                           1997        1996       1995
                                           ----        ----       ----
        Outstanding - beginning of
           year                           345,500    230,500     344,000
        Granted                           153,000    159,000     100,000
        Exercised                               -          -           -
        Canceled                         (127,500)   (44,000)   (213,500)
                                          -------    -------     -------
        Outstanding - end of year         371,000    345,500     230,500
                                          =======    =======     =======

        Average exercise price of
         outstanding and exercisable
         options                            $.26       $.42       $.86
                                            ====       ====       ====
     Director Stock Option Plan -

     The Company has a non-qualified stock option plan for eligible Board of Director members. Under this plan, options to purchase up to 100,000 of the Company's common shares may be granted to eligible directors with a maximum of 8,000 common shares each year available to an individual member. Options granted become exercisable one year after the date of grant and expire five years after the date of grant. The following summarizes the activity of the stock options under the plan as of October 31:

                                              1997       1996       1995
                                              ----       ----       ----
        Outstanding - beginning of year          -          -      6,000
        Granted                                  -          -          -
        Exercised                                -          -          -
        Canceled                                 -          -      6,000
                                                 -          -      -----
        Outstanding - end of year                -          -          -
                                              ====       ====      =====

        Average exercise price of
         outstanding and exercisable
         options                                 -          -          -
                                              ====       ====      =====

                               DELTA COMPUTEC INC.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                        (Unaudited)
                                                         April 30,   October 31,
                                                            1998        1997
                                                         ----------  -----------

Current Assets:
Cash                                                    $   27,587   $   18,944
Accounts receivable, less allowance for doubtful
accounts of $82,013 and $86,280 at April 30, 1998
and October 31, 1997, respectively                       2,347,496    1,673,643

Inventories                                                788,433      869,049
Prepaid expenses and other current assets                  402,402      132,327
                                                        ----------   ----------
  Total current assets                                   3,565,918    2,693,963

Field spare parts, net of accumulated amortization
of $1,118,840 and $769,322 at April 30, 1998 and
October 31, 1997, respectively                           2,601,787    2,756,169

Property And Equipment, at cost:
Vehicles                                                    95,517       74,614
Office furniture and equipment                             232,735      229,564
Technical equipment                                        131,893      131,893
Software                                                    57,300       56,405
Leasehold improvements                                      75,042       71,092
                                                        ----------   ----------
                                                           592,487      563,568

Less: Accumulated depreciation                             407,507      369,784
                                                        ----------   ----------
                                                           184,980      193,784

Deferred Income Taxes                                      150,000      150,000

Other Assets:
Goodwill, less accumulated amortization of
$357,820 and $333,966 at April 30,
1998 and October 31, 1997
respectively                                               119,273      143,128
Other                                                      144,320       89,185
                                                        ----------   ----------
                                                           263,593      232,313
                                                        ----------   ----------
  Total Assets                                          $6,766,278   $6,026,229
                                                        ==========   ==========



                 See notes to consolidated financial statements.

                               DELTA COMPUTEC INC.

                           CONSOLIDATED BALANCE SHEETS

                       LIABILITIES AND SHAREHOLDERS EQUITY


                                                       (Unaudited)
                                                         April 30,   October 31,
                                                           1998         1997
                                                        ----------   -----------

Current Liabilities:
Accounts payable                                       $ 1,336,148  $ 1,805,342
Deferred service revenue                                 1,467,311    1,413,135
Accrued expenses
Payroll and payroll taxes                                  242,731      282,764
Interest                                                   112,080       64,658
Sales tax payable                                          181,379      210,197
Other                                                      191,856      214,281
                                                       -----------  -----------
  Total current liabilities                              3,531,505    3,990,377

Long-Term Debt                                             769,754      750,000
Due to Shareholder                                       3,647,000    2,865,000
Subordinated Debenture                                     600,001      600,001
                                                       -----------  -----------
      Total long-term liabilities                        5,016,755    4,215,001

Shareholders'  Investment:
Preferred shares, $ .01 par value; shares authorized
 5,000,000 shares; issued and outstanding: none at
 January 31, 1998 and October 31, 1997                           -            -

Common stock, $ .01 par value; authorized
 20,000,000 shares; issued and
 outstanding 18,252,050 at April 30, 1998 and
 October 31, 1997 respectively                             182,521      182,521
Additional paid-in capital                               4,801,698    4,801,698
Accumulated deficit, beginning                          (6,766,201)  (7,163,368)
                                                       -----------  -----------
      Total Shareholders' Investment                    (1,781,982)  (2,179,149)
                                                       -----------  -----------
      Total Liabilities And Shareholders Equity        $ 6,766,278  $ 6,026,229
                                                       ===========  ===========



                 See notes to consolidated financial statements.

                               DELTA COMPUTEC INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                     Three Months Ended       Six Months Ended
                                          APRIL 30,               APRIL 30,
                                       1998       1997         1998        1997
                                       ----       ----         ----        ----

Revenues:
Service revenues                $ 3,235,992  3,126,940  $ 6,161,566   6,509,208
Equipment sales                     248,867    206,871      571,569     521,239
                                  ---------  ---------    ---------   ---------
   Total Revenues                 3,484,859  3,333,811    6,733,135   7,030,447

Costs And Expenses:
Service costs                     2,373,318  2,188,478    4,487,764   4,271,525
Cost of equipment sold              187,148    134,738      437,967     478,899
Selling, general and
administrative                      651,205    856,902    1,275,578   1,737,761
                                  ---------  ---------    ---------   ---------

Total Operating Expenses          3,211,671  3,180,118    6,201,309   6,488,185

Other Income (Expense), Net        (140,367)  (117,389)    (107,994)   (205,384)
                                  ---------  ---------    ---------   ---------

Earnings From Continuing Operations
  Before Income Taxes               132,821     36,304      423,832     336,878

Income Taxes / (Benefit)                537          -          537           -
                                  ---------  ---------    ---------   ---------

Earnings (Loss) From
Continuing Operations               132,284     36,304      423,295     336,878
                                  ---------  ---------    ---------   ---------

Gain (Loss) From
Discontinued Operations                 941          0      (26,130)          0
                                  ---------  ---------    ---------   ---------

Net Earnings (Loss)               $ 133,225  $  36,304    $ 397,165   $ 336,878
                                  =========  =========    =========   =========


Earnings Per Common And Common
  Equivalent Share:

Continuing Operations             $     .01  $       -    $     .02   $     .03
Discontinued Operations                   -          -            -           -
                                        ---        ---          ---         ---
Combined                          $     .01  $       -    $     .02   $     .03
                                        ===        ===          ===         ===

NOTE:

        The number of weighted average common shares outstanding were: (1) during the quarters ended April 30, 1998 and April 30, 1997, 18,252,050 and 15,681,157, respectively; and (2) during the six months ended April 30, 1998 and April 30, 1997, 18,252,050 and 11,172,861, respectively. In February, 1997, the
Company issued an aggregate 11,440,475 common shares as a result of the exercise of certain options. (See Note 2 to the Financial Statements).

                 See notes to consolidated financial statements.

                               DELTA COMPUTEC INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                            Six Months Ended
                                                                April 30,
                                                           1998         1997
                                                           ----         ----

Cash Flow From Operating Activities:
Net earnings(loss)                                       $ 397,166    $ 336,878

Adjustments to reconcile net earnings/(loss) to
 net cash provided/(used) by
 operating activities:
  Depreciation & amortization                              411,095      344,740
  Expenses charged to accrual for discontinued
   operations                                                    -      (86,509)
  Deferred taxes                                           (31,099)           -
  Accounts receivable                                     (673,853)     616,488
  Inventories                                               80,616     (190,907)
  Prepaid and other current assets                        (238,975)     309,455
  Accounts payable and accrued expenses                   (484,230)    (381,470)
  Sales taxes payable                                      (28,818)    (127,995)
  Deferred service revenue                                  54,176     (331,438)
                                                         ---------    ---------

    Net cash flow from operating activities               (513,922)     489,242
                                                         ---------    ---------
Cash Flow From Investing Activities:
  Capital expenditures, including field spare parts       (224,054)    (470,187)
  Investment in intangibles and other assets               (55,135)     (29,715)
                                                         ---------    ---------

Net cash flow from investing activities                   (279,189)    (499,902)
                                                         ---------    ---------

Cash Flow From Financing Activities:

Proceeds from (payment on) shareholder debt                782,000     (140,000)
Net proceeds (payment) on note payable                      19,754            -
(Payment) on subordinated debenture                              -      (75,000)
                                                         ---------    ---------

Net cash flow from financing activities                    801,754     (215,000)
                                                         ---------    ---------

Net Increase (Decrease) In Cash                          $   8,643    $(225,660)
                                                         ---------    ---------

Cash - beginning of period                                  18,944       50,891
                                                         ---------    ---------

Cash - end of period                                     $  27,587    $(174,769)
                                                         =========    =========


                 See notes to consolidated financial statements.

                               DELTA COMPUTEC INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE PERIODS ENDED APRIL 30, 1998 AND 1997


(1) GENERAL DESCRIPTION OF BUSINESS & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS

     The Company, by itself and through its wholly-owned subsidiary, SAI/Delta, Inc. ("SAI/Delta"), provides a wide array of Computer System, Data Communication and Lan/Wan technical services and products to a customer base which encompasses many industries and geographic locations. The Company's customer base includes large brokerage houses, banks, pharmaceutical companies, major hospitals and long distance carriers, located principally in the Northeast but reaching as far as Florida and the West Coast. Technical services offered include, but are not limited to, design, product procurement, installation, service, maintenance and on-site technical management and consulting. Management has refocused the Company's efforts on its core business of providing Integrated Technology Solutions for computer systems, network environments and telecommunication systems.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Delta Data Net, Inc. ("Data Net"), and SAI/Delta. All significant intercompany accounts and transactions have been eliminated in consolidation. The unaudited interim financial statements included herein reflect all normal and recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods.

     As reported by the Company in the 1997 Form 10-K Report, the Company's Data Net subsidiary terminated its business operations and ceased operations in Fiscal 1996 due to economic conditions in its industry. As also reported in the 1997 Form 10-K Report, in the fourth quarter of Fiscal 1996, the Company decided to close its Intronet Division. Accordingly, the operating results for continuing operations for the three months ended April 30, 1998 and 1997, and for the six months ended April 30, 1998 and 1997, are for the Company's core business and do not include the losses on disposal for either the Company's Data Net subsidiary or its Intronet Division during those respective periods. The $25,000 loss on disposal incurred in discontinued operations for the three months ended April 30, 1997 and the $102,0375 loss on disposal incurred in discontinued operations for the six months ended April 30, 1997 were charged to the accrual for losses on discontinued operations established at October 31, 1996. For the three months ended April 30, 1998, the Company realized a minor benefit due to a recovery related to discontinued operations. For the six months ended April 30, 1998, the Company incurred $26,130 in expenses related to discontinued operations that exceeded the amount of the aforementioned accrual. These expenses were charged to Fiscal 1998's results and are shown under Losses From Discontinued Operations.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The audited financial statements for Fiscal 1997, as set forth in this Form 10-Q Quarterly Report, reflect a decrease in the shareholders' deficit, from ($2,753,412) as of October 31, 1996 to ($2,179,149) as of October 31, 1997,
     essentially as a result of the $574,253 consolidated earnings reported for the year ended October 31, 1997 ("Fiscal 1997"). The unaudited financial statements contained in this Form 10-Q Quarterly Report show continued improvement in the Company's financial position, with consolidated earnings of $397,165 reported for the six months ended April 30, 1998 and a further reduction in the shareholders' deficit, from ($2,179,149) as of October 31, 1997 to ($1,781,982) as of April 30, 1998. These improved figures are not a guarantee that the improved financial position will continue into the future.

     RECLASSIFICATIONS

     Certain reclassifications have been made to the prior years' financial statements in order to conform to the current year's presentation.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method based on estimated useful lives which are as follows:

                                                            Estimated
                    DESCRIPTION                             USEFUL LIFE
                    -----------                             -----------
                    Vehicles                                2 -  3 years
                    Office furniture and equipment          5 -  7 years
                    Technical equipment                     5 -  7 years
                    Software                                3 -  5 years
                    Leasehold improvements                  5 - 10 years

     Maintenance and repairs are charged to expense as incurred. The cost of renewals or improvements that increase the useful lives of the assets is capitalized in the appropriate asset account. The gain or loss on property retired or otherwise disposed of is credited or charged to operations and the cost and accumulated depreciation are removed from the accounts.

     INVENTORIES

     Inventories represent computer equipment and peripherals held for resale in the normal course of business and consumable field spare parts. These inventories are recorded at the lower of cost (first-in, first-out) or market.

     FIELD SPARE PARTS

     Field spare parts are stated at cost and are amortized using the straight-line method over an estimated useful life of 5 years, beginning in the year after acquisition.

     GOODWILL

     Goodwill, representing the excess of the cost of acquired businesses over the fair value of net assets acquired, is generally amortized on a straight-line basis over ten years. On an ongoing basis, the Company assesses impairment of such assets by reviewing the operating performance of the underlying business or customer relationships.

     DEFERRED SERVICE REVENUE

     Service revenue is recognized ratably over the contract period. Deferred service revenue represents the portion of billings to customers for which service will be provided in future periods.

     REVENUE RECOGNITION

     Service revenues: Contract service revenue is recognized ratably over the contractual period or as services are provided. Revenue from services rendered on a "time and materials" basis and from projects is recognized in the period the work is performed.

     Equipment sales: Revenue from equipment sales and the related cost of sales are recognized when title to the equipment passes. Component repair revenue and related costs are recognized upon completion of the repair.

     INCOME TAXES

     Income taxes are recognized for the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequence of events that have been recognized in the Company's consolidated financial statements or tax returns.

     EARNINGS PER SHARE

     Earnings per common and common equivalent share are computed based upon the weighted average of common shares outstanding during each year adjusted for the dilutive effect of outstanding stock options and warrants using the Treasury Stock Method. Weighted average shares outstanding for the three months ended April 30, 1998 and 1997 totalled 18,252,050 and 15,681,157, respectively.

     NEW ACCOUNTING STANDARDS PRONOUNCEMENTS

     1. EARNINGS PER SHARE

     In March, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". The new standard requires dual presentation of basic and diluted earnings per share (EPS) on the face of the statement of operations and requires a reconciliation of the numerators and denominators of basic and diluted EPS calculations. The statement will be effective for periods ending after December 15, 1997. Early adoption of the statement is not permitted. In the opinion of management, the adoption of this standard will not have a material impact on the Company's disclosures.

     2. COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and disclosure of comprehensive income and its components in financial statement format and is effective for financial statements for fiscal years beginning after December 15, 1997. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Items considered comprehensive income include foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. In the opinion of management, SFAS No. 130 will not have a material effect on the Company's financial statements.

     CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. The Company's ten largest customers accounted for approximately 73% of its total business in the six months ended April 30, 1998. The Company does not require collateral or other security to support customers' receivables.

(2) REGISTRANT'S DEBT POSITION

     Long-term debt and Debt Due to Shareholder consisted of the following at April 30, 1998 and October 31, 1997, respectively:

                                                         APRIL 30,  OCTOBER 31,
                                                           1998         1997

       Due to shareholder                              $  3,647,000 $ 2,865,000
       Term loan,  due in full on October 10, 2001,
          with interest payable monthly at prime plus
          1.0%, collateralized by field spare parts
          (the "Term Loan")                                 750,000     750,000
       Note payable                                          19,754           -
                                                          ---------   ---------
                                                          4,416,754   3,615,000

       Less: Current portion                                     -       75,000
                                                       $  4,416,754 $ 3,540,000
                                                       ============ ===========

     On October 10, 1996, the Company restructured the note payable to its bank. The bank, National Canada Finance Corp. ("NCFC") was also its then primary lending institution. A portion of the note payable to NCFC plus related fees and expenses, aggregating $1,544,661, was assumed by the Company's principal stockholder, Joseph M. Lobozzo II ("Lobozzo"), and the balance of the loan, in the amount of $750,000, was restructured as a Term Loan. The Company has an Amended and Restated Credit Agreement with Lobozzo (the "Lobozzo Credit Agreement", as amended and as restated, and, as of October 31, 1997, the First Restated Credit Agreement ("FRCA"), which provides for the "Lobozzo Loan"), which provides that: (1) the maximum loan amount was increased from $2,550,000 to $2,950,000, and (a) from October 1, 1997 through December 31, 1997, up to $3,650,000, and (b) from January 1, 1998 through June 30, 1998, up to $3,350,000, provided, as to the maximum loan amounts in (1), (a) and (1), (b), respectively, that the Company meets its Operating Budget Targets as agreed between the Company and its Board of Directors; (2) the interest rate is 1.75% above the prime lending rate; (3) the borrowing base shall be equal to 100% of the eligible receivables; (4) certain financial covenant obligations with which the Company was in default under its prior loan from NCFC were removed; (5) all assets of the Company, other than field spare parts, were pledged as collateral for the Lobozzo Loan with the pledged field spare parts being subordinated to the prior pledge under the NCFC Term Loan; (6) for any loans made in excess of the Available Borrowing Base, as defined in the Lobozzo Credit Agreement, the interest rate is 5 percentage points above the prime lending rate; and
     (7) payment was due on June 30, 1998.

     In January, 1998, the lending agreement with its commercial lenders was further amended ("Amendment No. 1 to the FRCA") to extend the terms of the lending agreement from June 30, 1998 to November 1, 1998. Simultaneously with the execution of Amendment No. 1 to the FRCA, in January, 1998, the Lender executed a Waiver and Consent (the "January 1998 Waiver"), a copy of which was annexed as an Exhibit to the 1997 Form 10-K Report, whereby the Lenders waived any non-compliance, through and including the date of the January 1998 Waiver, by the Company with certain provisions of the FRCA, including Section 2.1 relating to maximum loan amounts, borrowing amounts not supported by Eligible Receivables or borrowing amounts permitted only if Operating Budget Targets are met, without the Company's meeting those targets. Copies of both Amendment No. 1 to the FRCA and the January 1998 Waiver were annexed as Exhibits to the 1997 Form 10-K Report. In March, 1998, the FRCA was further amended ("Amendment No. 2 to the FRCA") to extend its terms from November 1, 1998 to February 1, 1999. Simultaneously with the execution of Amendment No. 2 to the FRCA, in March, 1998, the Lender executed a further Waiver and Consent (the "March 1998 Waiver"), whereby the Lenders waived any non-compliance, through and including the date of the March 1998 Waiver, by the Company with certain provisions of the FRCA, including Section 2.1 relating to maximum loan amounts, borrowing amounts not supported by Eligible Receivables or borrowing amounts permitted only if Operating Budget Targets are met, without the Company's meeting those targets. Copies of Amendment No. 2 to FRCA and the March 1998 Waiver were annexed as Exhibits to the Company's Form 10-Q Quarterly Report for the period ended January 31, 1998. In June, 1998, the FRCA was further amended ("Amendment No. 3 to the FRCA") to extend its terms from February 1, 1999 to May 1, 1999. Simultaneously with the execution of Amendment No. 3 to the FRCA, in June, 1998, the Lender executed a further Waiver and Consent (the "June 1998 Waiver"), whereby the Lenders waived any non-compliance, through and including the date of the June 1998 Waiver, by the Company with certain provisions of the FRCA, including Section 2.1 relating to maximum loan amounts, borrowing amounts not supported by Eligible Receivables or borrowing amounts permitted only if Operating Budget Targets are met, without the Company's meeting those targets. Copies of Amendment No. 3 to FRCA and the June 1998 Waiver are annexed as Exhibits A and B, respectively, to this Form 10-Q Quarterly Report.

     As of May 31, 1998 and October 31, 1997, there were principal balances of $3,429,000 and $2,865,000, respectively, outstanding under the Lobozzo Loan.

     The agreement underlying the Term Loan with NCFC requires the Company to maintain a ratio of field spare parts inventory to outstanding indebtedness of at least 2.5 to 1 with NCFC. The Company has been in compliance with this ratio requirement for all periods since inception of the Term Loan restructuring. Lobozzo has pledged 480,000 of his shares of the Company's common shares as additional collateral for the Term Loan. Agreements have been made to provide NCFC with additional equity in the Company (up to 17.5% of the Company's issued and outstanding common shares) under certain circumstances. As described in Item 2, in February, 1997, the shareholder transferred half of this debt obligation to, Joanne Lobozzo, his wife. (See also "Exercise of Options", below).

   SUBORDINATED DEBENTURES

   In November, 1992 the Company and Data Net jointly issued an 8% subordinated debenture in the face amount of $475,000 due October 31, 1997 to the sellers ("the Sellers") of the assets acquired by Data Net on November 1, 1992. As of October 31, 1996, the Sellers agreed to sell the entire principal balance of the 8% subordinated debenture, together with accrued interest of $55,384, to the Company for $75,000. This transaction, which resulted in a $455,384 gain on purchase of debt, was reflected in the Fiscal 1996 operating results as an extraordinary gain, and the payment of the $75,000 to purchase the debenture was made in the first quarter of Fiscal 1997.

   The Company has also guaranteed an 8% subordinated debenture of Data Net in the face amount of $600,001, as restated, to Lobozzo and Joanne Lobozzo (the "Lobozzo Debenture"). The Lobozzo Debenture was due in annual installments of $200,000 commencing January 31, 1996 and was issued in connection with an option agreement entitling Lobozzo to purchase 1,304,350 shares of the Company's common shares at an exercise price of $.46 per common share. The Restated Lobozzo Debenture and the Restated 1992 Lobozzo Option Agreement were further restated in February, 1997 when Lobozzo transferred to Joanne Lobozzo half of the Restated Lobozzo Debenture and the Restated 1992 Lobozzo Option Agreement, and those documents have been reissued as the "Second Amended and Restated Lobozzo Debentures" and the "Second Amended and Restated Lobozzo Option Agreements". No payments of principal have been made on the Second Amended and Restated Lobozzo Debentures, as further amended, and the Second Amended and Restated Lobozzo Option Agreements, as further amended, remain unexercised as of the date of filing this Form 10-Q Quarterly Report. The Second Amended and Restated Lobozzo Debentures provided, with respect to each of the two debentures, that $300,000.50 (an aggregate of $600,001) would be paid in full on January 31, 1998.

   The following amendments have been executed with respect to the Lobozzo Debentures and the two Second Amended and Restated Lobozzo Option
   Agreements:

   a) In January, 1998, the two Second Amended and Restated Lobozzo Debentures were further amended ("Amendment No. 1 to Second Amended and Restated Debentures") to provide that $300,000.50 (an aggregate of $600,001) would be paid in full on January 31, 1999. Copies of Amendment No. 1 to the Second Amended and Restated Lobozzo Debentures were annexed as Exhibits to the 1997 Form 10-K Report. In January, 1998, the two Second Amended and Restated Lobozzo Option Agreements were further amended ("Amendment No. 1 to Second Amended and Restated Option Agreements") to provide that the exercise date of the options would be extended from January 31, 1998 to January 31, 1999. Copies of Amendment No. 1 to the Second Amended and Restated Option Agreements were annexed as Exhibits to the 1997 Form 10-K Report.

   b) In March, 1998, the two Second Amended and Restated Lobozzo Debentures were further amended ("Amendment No. 2 to Second Amended and Restated Debentures"), filed as Exhibits to the Company's Form 10-Q Quarterly Report for the period ended January 31, 1998 (the "January, 1998 Form 10-Q Report"), to provide that $300,000.50 (an aggregate of $600,001) would be paid in full on April 30, 1999. In March, 1998, the two Second Amended and Restated Lobozzo Option Agreements were further amended ("Amendment No. 2 to Second Amended and Restated Option Agreements"), which were filed as Exhibits to the January, 1998 Form 10-Q Report, to provide that the exercise date of the options would be extended from January 31, 1999 to April 30, 1999.

   c) In June, 1998, the two Second Amended and Restated Lobozzo Debentures were further amended ("Amendment No. 3 to Second Amended and Restated Debentures"), which are filed as Exhibits C and D to this Form 10-Q Quarterly Report, to provide that $300,000.50 (an aggregate of $600,001) would be paid in full on July 31, 1999. In June, 1998, the two Second Amended and Restated Lobozzo Option Agreements were further amended ("Amendment No. 3 to Second Amended and Restated Option Agreements"), which are filed as Exhibits E and F to this Form 10-Q Quarterly Report, to provide that the exercise date of the options would be extended from April 30, 1999 to July 31, 1999.

(3) EXERCISE OF OPTIONS

     In February, 1997, Lobozzo and Joanne Lobozzo, principal shareholders, control persons and commercial lenders to the Company (Lobozzo is also an officer and director of the Company) exercised options to purchase, respectively 5,720,238 and 5,720,237 common shares of the Company in return for payment of an agregate exercise price of $10.00, all as described in the Company's 1997 Form 10-K Report.

(4) INCOME TAXES

     No income tax provision has been recorded for the three months ended April 30, 1998 and the six months ended April 30, 1998, respectively, because of the tax benefits associated with the use of the Company's net operating loss carry-forwards.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


Alpha Microsystems (the Company) completed the purchase of all outstanding common stock of Delta CompuTec Inc. (DCI) for a total purchase price of approximately $3.6 million. Concurrent with this transaction the Company also refinanced substantially all outstanding debt of DCI which totaled approximately $5.0 million as of the pro forma balance sheet date. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the DCI Acquisition had been consummated on May 24, 1998. The following pro forma combined financial data of the Company consists of an Unaudited Pro Forma Condensed Combined Balance Sheet, a 1999 Three Month Unaudited Pro Forma Condensed Combined Statement of Operations (unaudited) (the "1999 Three Month Pro Forma Statement of Operations"), a 1998 Fiscal Year Unaudited Pro Forma Condensed Combined Statement of Operations (the "1998 Fiscal Year Pro Forma Statement of Operations") and together the "Pro Forma Statements". The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the combination of the balance sheets of the Company as of May 24, 1998 and of DCI as of April 30, 1998.

The 1999 Three Month Pro Forma Statement of Operations reflects the combination of the statement of operations for the Company for the three months ended May 24, 1998, and of Delta CompuTec, Inc. for the three months ended April 30, 1998. The 1999 Three Month Pro Forma Statement of Operations is presented as if the respective transactions were consummated on February 23, 1998.

The 1998 Fiscal Year Pro Forma Statement of Operations reflects the combination of the statement of operations of the Company for the year ended February 22, 1998, and Delta CompuTec, Inc. for the year ended January 31, 1998. Delta CompuTec's statement of operations for the year ended January 31, 1998 has been derived from the audited 1997 fiscal year statement of operations adjusted to
(i) exclude its operating results for the three month period ended January 31, 1997 and (ii) include its operating results for the three month period ended January 31, 1998. The 1998 Fiscal Year Pro Forma Statement of Operations is presented as if the respective transactions were consummated on February 23, 1997.

The Pro Forma Statements reflect preliminary estimates of costs associated with the ING Equity Partners, II financing transaction contemplated herein, and purchase accounting adjustments for the DCI Acquisition. Such preliminary adjustments are subject to change upon final determination of the fair market value of DCI's assets and liabilities. The pro forma financial statements also do not reflect any restructuring charges that may occur as a result of the integration the Company's operations.

The Pro Forma Statements should be read in conjunction with the separate historical financial statements of the Company and DCI, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein. The Pro Forma Statements are based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The Pro Forma Statements do not purport to represent what the Company's financial position or results of operations would actually have been if the aforementioned transactions in fact had occurred on such date or at the beginning of the periods indicated or to project the Company's financial position or results of operations at any future date or for any future periods.

              Unaudited Pro Forma Condensed Combined Balance Sheet
                                 (In Thousands)


                                        Alpha          Delta
                                     Microsystems     CompuTec                          Total
                                     May 24, 1998  April 30, 1998   Adjustments       Pro Forma
                                     ------------  --------------   -----------       ---------
Current assets:
   Cash and cash equivalents
                                      $     2,736     $      28      $    4,984 (b)   $   3,081
                                                -             -          (4,667)(f)           -
   Accounts receivable                      3,727         2,347               -           6,074
   Notes receivable                           161             -               -             161
   Net inventory                              626           788               -           1,414
   Other current assets                       455           402               -             857
                                      -----------     ---------      ----------       ---------
      Total current assets                  7,705         3,565             317          11,587

   Fixed assets, net                        1,644           185               -           1,829
   Field spare parts, net                   1,651         2,602          (2,094)(a)       2,159
Software, net                               1,212             -               -           1,212
Goodwill                                        -           119           6,761 (a)       6,438
                                                                           (119)(a)
                                                                           (323)(f)
Service contracts, net                      1,538             -           1,000 (a)       2,538
Other intangible assets, net                  138             -               -             138
Other                                          79           144               -             223
Deferred income taxes                           -           150            (150)(a)           -
Investment in Delta CompuTec Inc.               -             -           3,616 (b)           -
                                                                         (3,616)(a)
Notes receivable                              418             -               -             418
                                      -----------     ---------      ----------       ---------
         Total assets                 $    14,385     $   6,765      $    5,392       $  26,542
                                      ===========     =========      ==========       =========

Current liabilities:
   Accounts payable                   $     1,513     $   1,334      $        -       $   2,847
   Notes payable-short term                 1,089             -           1,000 (b)       2,089
   Accrued payroll expenses                   183           243               -             426
   Deferred revenue                         1,845         1,467               -           3,312
   Other current liabilities                  390           485               -             875
                                      -----------     ---------      ----------       ---------
      Total current liabilities             5,020         3,529           1,000           9,549

Long term debt                                 60         5,017          (5,017)(f)          60
Preferred stock                                 -             -           7,346 (b)       6,946

                                                                           (400)(b)
Equity:
   Common stock                            31,011           183            (183)(a)      31,011
   Warrants                                     -             -             655 (b)         682
                                                -             -              27 (f)
   Additional paid-in capital                   -         4,802          (4,802)(a)           -
   Retained earnings (deficit)           (21,750)       (6,766)           6,766 (a)     (21,750)
   Foreign currency translation                44             -               -              44
                                      -----------     ---------      ----------       ---------
      Total equity                          9,305       (1,781)           2,463           9,987
                                      -----------     ---------      ----------       ---------
         Total liabilities & equity   $    14,385     $   6,765      $    5,392       $  26,542
                                      ===========     =========      ==========       =========


      1999 Three Month Pro Forma Condensed Combined Statement of Operations
                                 (In Thousands)

                              Alpha      Delta CompuTec,
                          Microsystems        Inc.
                             Quarter         Quarter
                             ended           ended
                             May 24,        April 30,      Pro Forma      Pro Forma
                              1998            1998        Adjustments   Consolidated
                          ------------   ---------------  -----------   ------------
Revenue:
  IT services             $      4,064   $       3,485     $        -    $     7,549
  Product                        1,382               -              -          1,382
                          ------------   -------------     ----------    -----------
    Total revenue                5,446           3,485              -          8,931

Cost of sales:
  IT services                    3,655           2,560             36 (j)      6,146
                                     -               -           (105)(k)
  Product                          854               -              -            854
                          ------------   -------------     ----------    -----------
    Total cost of sales          4,509           2,560            (69)         7,000

Gross margin:
  IT services                      409             925             69          1,403
  Product                          528               -              -            528
                          ------------   -------------     ----------    -----------
    Total gross margin             937             925             69          1,931

Operating expenses:
  Selling, general
    and administrative           1,601             651             79 (h)      2,319
                                                                  (12)(i)
  Engineering, research
    and development                306               -              -            306
                          ------------   -------------     ----------    -----------
    Total operating
      expense                    1,907             651             67          2,625
                          ------------   -------------     ----------    -----------

Operating income (loss)           (970)            274              2           (694)

Interest income                     26               -              -             26
Interest expense                   (26)           (298)           (28)(c)        (54)
                                     -               -            298 (g)
Other income (expense)              (7)            158              -            151
Income taxes expense /
  (benefit)                         12               1              -             13
                          ------------   -------------     ----------    -----------

Net income (loss) from
  continuing operations   $       (989)  $         133     $      272    $      (584)
                          ============   =============     ==========    ===========

Computation of net
 income (loss) to
 common shares:
  Net income (loss)       $       (989)  $         133     $      272    $      (584)
  Dividends on
    Redeemable
    Preferred stock                  -               -           (180)(d)       (180)
  Accretion of redemption
    value on Redeemable
    Preferred Stock                  -               -            (38)(e)        (38)
                          ------------   -------------     ----------    -----------
  Net income (loss) to
    common stock          $       (989)  $         133     $      (54)   $      (802)
                          ============   =============     ==========    ===========

Basic and diluted net
  loss per share          $      (0.09)                                  $     (0.07)
                          ============                                   ===========

Number of shares used in
  the computation of net
  loss per share          $     10,914                                   $    10,914
                          ============                                   ===========

      1998 Fiscal Year Pro Forma Condensed Combined Statement of Operations
                                 (In Thousands)


                                  Alpha     Delta CompuTec,
                              Microsystems       Inc.
                               Year ended     Year ended
                               February 22,    January 22,    Pro Forma      Pro Forma
                                  1998           1998        Adjustments    Consolidated
                              ------------  ---------------  -----------    ------------
Revenue:
   IT services                 $    13,223    $    12,928    $       -      $  26,151
   Product                           6,104              -            -          6,104
                               -----------    -----------    ---------      ---------
      Total revenue                 19,327         12,928            -         32,255

Cost of sales:
   IT services                       9,887          9,135          143 (j)     18,746
                                         -              -         (419)(k)
   Product                           4,079              -            -          4,079
                               -----------    -----------    ---------      ---------
      Total cost of sales           13,966          9,135         (276)        22,825

Gross margin:
   IT services                       3,336          3,793          276          7,405
   Product                           2,025              -            -          2,025
                               -----------    -----------    ---------      ---------
      Total gross margin             5,361          3,793          276          9,430

Operating expenses:
   Selling, general
      and administrative             7,518          2,748          316 (h)     10,531
                                                                   (51)(i)
   Engineering, research
      and development                1,411              -            -          1,411
                               -----------    -----------    ---------      ---------
      Total operating expense        8,929          2,748          265         11,942

Operating income (loss)             (3,568)         1,045           11         (2,512)

Interest income                        310              -            -            310
Interest expense                        (7)          (496)        (110)(c)       (117)
                                         -              -          496 (g)
Other income (expense)                 (53)           211            -            158
Income taxes expense /
  (benefit)                            (21)            36            -             15
                               -----------    -----------    ---------      ---------

Net income (loss) from
  continuing operations        $    (3,297)   $       724    $     397      $  (2,176)
                               ===========    ===========    =========      =========

Computation of net income
  (loss) to common shares:
      Net income (loss)        $    (3,297)   $       724    $     397      $  (2,176)
      Dividends on
        Redeemable
        Preferred stock                  -              -         (720)(d)       (720)
      Accretion of
        redemption value
        on Redeemable
        Preferred stock                  -              -         (151)(e)       (151)
                               -----------    -----------    ---------      ---------
      Net income (loss) to
        common stock           $    (3,297)   $       724    $    (474)     $  (3,047)
                               ===========    ===========    =========      =========

   Basic and diluted net
     loss per share            $     (0.30)                                 $   (0.28)
                               ===========                                  =========

   Number of shares used in
     the computation of net
     loss per share            $    10,864                                     10,864
                               ===========                                  =========


                               Alpha Microsystems
      Notes to Unaudited Pro Forma Condensed Combined Financial Statements



1.      Acquisition of Delta CompuTec Inc.

        On September 1, 1998, the Company completed the acquisition of Delta CompuTec Inc ("DCI"). DCI provides management and consulting services, as well as services that include network design, installation and maintenance. The Agreement and Plan of Merger, dated September 1, 1998, provided for the payment of $3.4 million in exchange for all of the outstanding shares of DCI at the time of closing. Under the agreement, DCI became a wholly-owned subsidiary of Alpha Microsystems. The acquisition was accounted for as a purchase and has been recorded based upon available information and certain assumptions that the Company believes are reasonable in the circumstances. The purchase price has been allocated to the acquired assets and assumed liabilities based on a preliminary determination of the respective fair values.

        The historical amounts included in the accompanying pro forma condensed combined financial statements as of May 24, 1998 and for the three months then ended and for the year ended February 22, 1998 reflect the financial position and results of operations of Alpha Microsystems prior to the acquisition of DCI. The total purchase price of the DCI acquisition, including direct acquisition costs, was determined as follows:

               Cash                                               $3,433
               Other direct acquisition expenses                     183
                                                                  ------
                                                                  $3,616
                                                                  ======

        (a) The preliminary allocation of the purchase price based on the fair market value of the acquired assets and assumed liabilities results in the following:

               Net assets at historical amounts                  $(1,782)
               Intangibles, including goodwill                      (119)
               Field spares parts adjusted per
                   independent appraisal                          (2,094)
               Deferred income taxes                                (150)
               Service contracts                                   1,000
               Costs in excess of net assets acquired              6,761
                                                                 -------
                                                                 $ 3,616
                                                                 =======

                               Alpha Microsystems
      Notes to Unaudited Pro Forma Condensed Combined Financial Statements
                                   (continued)


2.       Purchase Price Financing

               (b) The purchase price was financed with $1.0 million of cash proceeds provided under a four year bank term loan and $8.0 million under a Securities Purchase Agreement (the "Purchase Agreement"). Under the Purchase Agreement, ING Equity Partners II, L.P. ("ING") agreed, subject to certain conditions, to invest up to $20 million in redeemable exchangeable preferred stock (the "Redeemable Preferred Stock") of the Company. The Purchase Agreement provides for the purchase of Redeemable Preferred Stock, Voting Preferred Stock, and Warrants by ING in three tranches of $8 million, $7 million, and up to $5 million. The first tranche was completed concurrent with the acquisition of DCI. Funding of the second and third tranches by ING are subject to approval by the Company's shareholders.

               Proceeds from the bank term loan and Purchase Agreement have been recorded as follows:

               Proceeds from the sale of Redeemable Preferred Stock      $7,346
               Proceeds from the sale of warrants                           655
               Proceeds from bank term loan                               1,000
               Increase in cash                                          (4,984)
               Issuance costs of Redeemable Preferred Stock                (400)
                                                                         ------
               DCI acquisition proceeds                                  $3,616
                                                                         ======

               Dividends are payable on the Redeemable Preferred Stock purchased by ING at an initial 9% cumulative annual dividend rate, which increases to 11% on July 1, 2000 and thereafter increases an additional 1% annually.

               In connection with ING's initial $8 million investment in Redeemable Preferred Stock, ING was granted warrants (the "Initial Warrants") to purchase 2,181,448 shares for an initial price $1.50 per share. In the event shareholder approval is obtained and the closing of the second tranche of $7 million
               (the "Second Closing") occurs, the price at which ING will be permitted to purchase such stock will be increased to $2.50 per share, and ING will be granted warrants (the "Second Closing Warrants") to purchase for $2.50 per share additional shares of common stock which, together with the shares purchasable pursuant to the Initial Warrants, will total 5,833,188 shares. The Second Closing must occur on or before October 30, 1998. If the Company elects to close the third tranche (the "Third Closing"), subject to certain conditions ING will invest up to an additional $5 million, the proceeds from which must be used for certain acquisitions. In such event, ING will be granted warrants (the "Third Closing Warrants") to purchase for $2.50 per share additional shares of common stock which, together with the shares

                               Alpha Microsystems
      Notes to Unaudited Pro Forma Condensed Combined Financial Statements
                                   (continued)


               purchasable pursuant to the Initial Warrants and the Second Closing Warrants will total up to 8,753,626 shares.

               The Third Closing must occur, if at all, on or before June 30, 1999. If the Company elects to redeem the Redeemable Preferred Stock prior to June 30, 2000, the shares purchasable pursuant to the Warrants will be reduced by approximately 600,000 shares, assuming all three tranches are closed.

               There is no assurance that the second and third tranches of the ING Transaction will be consummated, accordingly, no effect has been reflected in the pro forma statements for the completion of these tranches.

        (c) Interest expense related to the $1.0 million bank term loan incurred in connection with the transaction at an estimated interest rate of 11%.

        (d) To record dividend on Redeemable Preferred Stock to compute net income attributable to common shareholders.

        (e) To record accretion of discount on Redeemable Preferred Stock to compute net income attributable to common shareholders.

3.   Repayment of Delta CompuTec debt

        Concurrent with the purchase the outstanding common stock of DCI, the Company repaid substantially all of the outstanding debt of DCI. In connection with this repayment the Company had previously granted a warrant to purchase 108,317 shares of the Company's common stock at $3.23 per share. The warrant vested upon completion of the DCI acquisition and has an estimated fair value of $27,000. The warrant was issued in satisfaction of $350,000 of DCI debt and the related gain from this issuance has been recorded as a reduction in goodwill resulting from the DCI acquisition. The following summarizes the related pro forma adjustment.

        (f)    Use of cash proceeds to repay debt                 $4,667
               Issuance of warrants                                   27
               Gain of repayment of debt                             323
                                                                  ------
               Long-term debt repayment                           $5,017
                                                                  ======

        (g) To eliminate interest expense related to debt repaid as of the beginning of the period.

                               Alpha Microsystems
      Notes to Unaudited Pro Forma Condensed Combined Financial Statements
                                   (continued)



4.  Other Pro Forma Adjustments

        (h) To record amortization of costs in excess of fair market value of net assets acquired.

        (i)    To reverse amortization of previously recorded goodwill.

        (j)    Amortization of fair market value of acquired service contracts.

        (k) To adjust depreciation expense related to write-down of the recorded value of field spare parts.

5.   Per share calculations

        The aggregate weighted average common share amounts represent the weighted average common shares of the Company. Common stock equivalents have not been included in the calculation as they are anti-dilutive.

                                 EXHIBIT INDEX


10.1 Employment Agreement by and between the Registrant and John T. DeVito dated September 1, 1998.

10.2 Amended and Restated Employment Agreement by and between the Registrant and Douglas J. Tullio dated September 1, 1998.